Exhibit 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with the Consolidated Financial Statements and related notes included within this report. References made to years are for fiscal year periods. Dollar amounts are in thousands, except share and per-share data and as indicated.
The purpose of this discussion and analysis is to enhance the understanding and evaluation of the results of operations, financial position, cash flows, indebtedness, and other key financial information of Acuity Brands and its subsidiaries for the years ended August 31, 2009 and 2008. For a more complete understanding of this discussion, please read the Notes to Consolidated Financial Statements included in this report.
Overview
     Company
Acuity Brands Inc. (“Acuity Brands”) is the parent company of Acuity Brands Lighting and other subsidiaries (collectively referred to herein as “the Company”). The Company, with its principal office in Atlanta, Georgia, employs approximately 6,000 people worldwide.
The Company designs, produces, and distributes a broad array of indoor and outdoor lighting fixtures and related products, including lighting controls, and services for commercial and institutional, industrial, infrastructure, and residential applications for various markets throughout North America and select international markets. The Company is one of the world’s leading producers and distributors of lighting fixtures, with a broad, highly configurable product offering, consisting of roughly 500,000 active products as part of over 2,000 product groups, as well as lighting controls and other products, that are sold to approximately 5,000 customers. As of August 31, 2009, the Company operates 16 manufacturing facilities and six distribution facilities along with two warehouses to serve its extensive customer base.
Acuity Brands completed the Spin-off of its specialty products business, Zep, on October 31, 2007, by distributing all of the shares of Zep common stock, par value $.01 per share, to the Company’s stockholders of record as of October 17, 2007. The Company’s stockholders received one Zep share, together with an associated preferred stock purchase right, for every two shares of the Company’s common stock they owned. Stockholders received cash in lieu of fractional shares for amounts less than one full Zep share.
As a result of the Spin-off, the Company’s financial statements have been prepared with the net assets, results of operations, and cash flows of the specialty products business presented as discontinued operations. All historical statements have been restated to conform to this presentation.
     Strategy
Throughout 2009, the Company made significant progress towards key initiatives designed to enhance and streamline its operations, including its product development and service capabilities, and create a stronger, more effective organization that is capable of more consistently achieving its long-term financial goals, which are as follows:
•	Generating operating margins in excess of 12%;

•	Growing earnings per share in excess of 15% per annum;

•	Providing a return on stockholders’ equity of 20% or better;

•	Maintaining the Company’s debt to total capitalization ratio below 40%; and

•	Generating cash flow from operations less capital expenditures that is in excess of net income.

To increase the probability of the Company achieving these financial goals, management will continue to implement programs to enhance its capabilities at providing unparalleled customer service; creating a globally competitive cost structure; improving productivity; and introducing new and innovative products and services more rapidly and cost effectively. In addition, the Company has invested considerable resources to teach and train associates to utilize tools and techniques that accelerate success in these key areas as well as to create a culture that demands excellence through continuous improvement. Additionally, the Company promotes a “pay-for-performance” culture that rewards achievement, while closely monitoring appropriate risk-taking. The expected outcome of these activities will be to better position the Company to deliver on its full potential, to provide a platform for future growth opportunities, and to allow the Company to achieve its long-term financial goals. See the Outlook section below for additional information.
     Liquidity and Capital Resources
The Company’s principle sources of liquidity are operating cash flows generated primarily from its business operations, cash on hand, and various sources of borrowings. The ability of Acuity Brands to generate sufficient cash flow from operations and access certain capital markets, including borrowing from banks, is necessary for the Company to fund its operations, to pay dividends, to meet its obligations as they become due, and to maintain compliance with covenants contained in its financing agreements.
Based on its cash on hand, availability under existing financing arrangements and current projections of cash flow from operations, the Company believes that it will be able to meet its liquidity needs over the next 12 months. These needs are expected to include funding its operations as currently planned, making anticipated capital investments, funding certain potential acquisitions, funding foreseen improvement initiatives, paying quarterly stockholder dividends as currently anticipated, paying principal and interest on borrowings as currently scheduled, and making required contributions into the Company’s employee benefit plans, as well as potentially repurchasing shares of Acuity Brands’ outstanding common stock as authorized by the Company’s Board of Directors. The Company currently expects to invest approximately $35.0 million primarily for equipment, tooling, and new and enhanced information technology capabilities during fiscal 2010.
The Company has $200 million of public notes scheduled to mature on August 2, 2010, and intends to refinance the notes prior to their maturity. While the Company believes it will be able to refinance the notes, the Company believes it will also have the ability to retire the notes as they come due based on available borrowing capacity under the Revolving Credit Facility, future cash provided by operations, and current cash balances. See Note 5: Debt and Lines of Credit of the Notes to Consolidated Financial Statements.
     Cash Flow
The Company uses available cash and cash flow from operations, as well as proceeds from the exercise of stock options, if any, to fund operations and capital expenditures, to pay principal and interest on debt, to repurchase stock, to fund acquisitions, and to pay dividends. The Company’s available cash position at August 31, 2009 was $18.7 million, a decrease of $278.4 million from August 31, 2008. The decrease in the Company’s available cash position was due primarily to the repayment of $162.4 million of debt, $162.1 million used for acquisitions, $21.6 million used for dividends paid, partially offset by cash provided by operating activities and proceeds from the exercise of stock options.
During fiscal 2009, the Company generated $92.7 million of net cash from operating activities compared with $221.8 million generated in the prior-year period, a decrease of $129.1 million. Net cash provided by operating activities decreased due primarily to lower net income and the payment of employee incentive compensation totaling approximately $37.8 million, which was attributable to fiscal 2008 performance.

Operating working capital (calculated by adding accounts receivable, net, plus inventories, and subtracting accounts payable) as a percentage of net sales increased to 12.4% at the end of fiscal 2009 from 10.3% at the end of fiscal 2008, due primarily to higher inventory levels as a percentage of net sales. At August 31, 2009, the current ratio (calculated as total current assets divided by total current liabilities) of the Company was 0.9 compared with 1.4 at August 31, 2008. This reduction in the current ratio was due primarily due to the reduction in cash described above and the short-term classification at August 2009 of the $200 million notes that are due in August 2010.
Management believes that investing in assets and programs that will over time increase the overall return on its invested capital is a key factor in driving stockholder value. The Company invested $21.2 million and $27.2 million in fiscal 2009 and 2008, respectively, primarily for new tooling, machinery, equipment, and information technology. As noted above, the Company expects to invest approximately $35.0 million for new plant, equipment, tooling, and new and enhanced information technology capabilities during fiscal 2010.
     Contractual Obligations
The following table summarizes the Company’s contractual obligations at August 31, 2009:

		Payments Due by Period
		Less than	1 to 3	4 to 5	After
	Total	One Year	Years	Years	5 Years
Debt(1)	$231,582	$209,535	$18,047	$—	$4,000
Interest Obligations(2)	127,366	30,327	18,878	20,257	57,904
Operating Leases(3)	48,427	14,427	21,940	8,936	3,124
Purchase Obligations(4)	82,356	81,739	617	—	—
Other Long-term Liabilities(5)	52,278	6,356	12,002	9,762	24,158

Total	$542,009	$342,384	$71,484	$38,955	$89,186

(1)	These amounts (which represent the amounts outstanding at August 31, 2009) are included in the Company’s Consolidated Balance Sheets. See Note 5: Debt and Lines of Credit for additional information regarding debt and other matters.

(2)	These amounts represent the expected future interest payments on debt held by the Company at August 31, 2009 and the Company’s loans related to its corporate-owned life insurance policies (“COLI”). The substantial majority of interest payments on debt included in this table are based on fixed rates. COLI-related interest payments included in this table are estimates. These estimates are based on various assumptions, including age at death, loan interest rate, and tax bracket. The amounts in this table do not include COLI-related payments after ten years due to the difficulty in calculating a meaningful estimate that far in the future. Note that payments related to debt and the COLI are reflected on the Company’s Consolidated Statements of Cash Flows.

(3)	The Company’s operating lease obligations are described in Note 8: Commitments and Contingencies.

(4)	Purchase obligations include commitments to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including open purchase orders.

(5)	These amounts are included in the Company’s Consolidated Balance Sheets and largely represent other liabilities for which the Company is obligated to make future payments under certain long-term employee benefit programs. Estimates of the amounts and timing of these amounts are based on various assumptions, including expected return on plan assets, interest rates, and other variables. The amounts in this table do not include amounts related to future funding obligations under the defined benefit pension plans. The amount and timing of these future funding obligations are subject to many variables and also depend on whether or not the Company elects to make contributions to the pension plans in excess of those required under ERISA. Such voluntary contributions may reduce or defer the funding obligations. See Note 4: Pension and Profit Sharing Plans for additional information. These amounts exclude $7.2 million of unrecognized tax benefits, including interest and penalties, as a reasonably reliable estimate of the period of cash settlement with the respective taxing authorities cannot be determined.

     Capitalization
The current capital structure of the Company is comprised principally of senior notes and equity of its stockholders. As of August 31, 2009, the Company had total debt outstanding of $231.6 million which consisted primarily of fixed-rate obligations. During fiscal 2009, total debt outstanding decreased $132.3 million from $363.9 million at August 31, 2008, due primarily to the repayment of the $160 million 6% notes, which matured on February 2, 2009, partially offset by the issuance of a $30 million unsecured promissory note issued as partial consideration for the acquisition of Sensor Switch.
On October 19, 2007, the Company executed a $250 million revolving credit facility (the “Revolving Credit Facility”). The Revolving Credit Facility matures in October 2012 and contains financial covenants including a minimum interest coverage ratio and a leverage ratio (“Maximum Leverage Ratio”) of total indebtedness to EBITDA (earnings before interest, taxes, depreciation and amortization expense), as such terms are defined in the Revolving Credit Facility agreement. These ratios are computed at the end of each fiscal quarter for the most recent 12-month period. The Revolving Credit Facility allows for a Maximum Leverage Ratio of 3.50, subject to certain conditions defined in the financing agreement. The Company was in compliance with all financial covenants and had no outstanding borrowings at August 31, 2009 under the Revolving Credit Facility. At August 31, 2009, the Company had borrowing capacity under the Revolving Credit Facility of $242.7 million under the most restrictive covenant in effect at the time, which represents the full amount of the Revolving Credit Facility less outstanding letters of credit of $7.3 million.
In December 2008, the Company commenced a cash tender offer to purchase any and all of its outstanding $160 million 6% notes due February 2, 2009 (the “Notes”). On December 9, 2008, a total aggregate principal amount of $12.6 million, representing approximately 7.9% of the outstanding Notes, was validly tendered in the offer at a discounted price of $990.00 per $1,000.00. The total consideration plus the applicable accrued and unpaid interest was paid to the tendering holders on the settlement date, December 10, 2008. The gain, net of expenses, was immaterial. The remaining $147.4 million of the Notes matured on February 2, 2009, and the Company repaid the outstanding balance with cash on hand.
The Company has $200 million of outstanding public notes scheduled to mature on August 2, 2010. The Company intends to refinance the notes prior to their maturity. While the Company believes it will be able to refinance the notes, the Company believes it will also have the ability to retire the notes as they come due based on available borrowing capacity under the Revolving Credit Facility, future cash provided by operations, and current cash balances. See Note 5: Debt and Lines of Credit of the Notes to Consolidated Financial Statements. In addition, the Company’s Board of Directors may authorize the Company’s management to explore opportunistic repurchases of indebtedness.
On April 20, 2009, the Company issued a three-year $30 million 6% unsecured promissory note to the sole shareholder of Sensor Switch, who continued as an employee of the Company upon completion of the acquisition, as partial consideration for the acquisition of Sensor Switch. Scheduled quarterly payments on the note began on July 1, 2009 with the last payment due April 1, 2012. The lender has certain rights to accelerate the note should the Company refinance the $200 million public notes.
During fiscal 2009, the Company’s consolidated stockholders’ equity increased $96.6 million to $672.1 million at August 31, 2009 from $575.5 million at August 31, 2008. The increase was due primarily to net income earned in the period, stock issued as partial consideration for acquired businesses, and stock issuances associated with employee incentive compensation programs, partially offset by the payment of dividends, unfavorable currency translation adjustments, and an increase in pension obligations. The Company’s debt to total capitalization ratio (calculated by dividing total debt by the sum of total debt and total stockholders’ equity) was 25.6% and 38.7% at August 31, 2009 and August 31, 2008, respectively. The ratio of debt, net of cash, to total capitalization, net of cash, was 24.1% at August 31, 2009 and 10.4% at August 31, 2008.

     Dividends
Acuity Brands paid dividends on its common stock of $21.6 million ($0.52 per share) during 2009 compared with $22.5 million ($0.54 per share) in 2008. Acuity Brands currently plans to pay quarterly dividends at a rate of $0.13 per share. All decisions regarding the declaration and payment of dividends by Acuity Brands are at the discretion of the Board of Directors of Acuity Brands and will be evaluated from time to time in light of the Company’s financial condition, earnings, growth prospects, funding requirements, applicable law, and any other factors the Acuity Brands’ board deems relevant.
Results of Operations
     Fiscal 2009 Compared with Fiscal 2008
The following table sets forth information comparing the components of net income for the year ended August 31, 2009 with the year ended August 31, 2008:

	Years Ended
	August 31,		Increase		Percent
($ in millions, except per-share data)	2009	2008	(Decrease)		Change
Net Sales	$1,657.4	$2,026.6	$(369.2)		(18.2)%
Cost of Products Sold	1,022.3	1,210.8	(188.5)		(15.6)%

Gross Profit	635.1	815.8	(180.7)		(22.2)%

Percent of net sales	38.3%	40.3%	(200	)bp
Selling, Distribution, and Administrative Expenses	454.6	540.1	(85.5)		(15.8)%
Special Charge	26.7	14.6	12.1		82.9%

Operating Profit	153.8	261.1	(107.3)		(41.1)%

Percent of net sales	9.3%	12.9%	(360	)bp
Other Expense (Income)
Interest Expense, net	28.5	28.4	0.1		0.4%
Miscellaneous Expense (Income)	(2.1)	2.1	(4.2)		(200.0)%

Total Other Expense (Income)	26.4	30.5	(4.1)		(13.4)%

Income from Continuing Operations before Provision for Income Taxes	127.4	230.6	(103.2)		(44.8)%

Percent of net sales	7.7%	11.4%	(370	)bp
Provision for Taxes	42.1	81.9	(39.8)		(48.6)%

Effective tax rate	33.1%	35.5%
Income from Continuing Operations	85.3	148.6	(63.3)		(42.6)%
Loss from Discontinued Operations, net of tax	(0.3)	(0.4)	0.1		25.0%

Net Income	$85.0	$148.3	$(63.3)		(42.7)%

Diluted Earnings per Share from Continuing Operations	$2.01	$3.51	$(1.50)		(42.7)%
Diluted Loss per Share from Discontinued Operations	$(0.01)	$(0.01)	$—		—%

Diluted Earnings per Share	$2.00	$3.50	$(1.50)		(42.9)%

     Results from Continuing Operations
Net sales were $1,657.4 million for fiscal 2009 compared with $2,026.6 million reported in the prior-year period, a decrease of $369.2 million, or 18.2%. For fiscal 2009, the Company reported income from continuing operations of $85.3 million compared with $148.6 million earned in fiscal 2008. Diluted earnings per share from continuing operations were $2.01 for fiscal 2009 as compared with $3.51 reported for fiscal 2008, a decrease of 42.7%. Results for fiscal 2009 and 2008 include pre-tax special charges of $26.7 million, or $0.40 per diluted share, and $14.6 million, or $0.21 per diluted share, respectively.
On December 31, 2008, Acuity Brands acquired for cash and stock substantially all the assets and assumed certain liabilities of Lighting Control & Design, Inc. (“LC&D”). Located in Glendale, California, LC&D is a manufacturer of comprehensive digital lighting controls and software. LC&D offers a wide range of products, including dimming and building interfaces as well as digital thermostats, all within a single, scalable system. LC&D had calendar year 2008 sales of approximately $18 million.
On April 20, 2009, the Company acquired Sensor Switch, Inc. (“Sensor Switch”), an industry-leading developer and manufacturer of lighting controls and energy management systems for an aggregate consideration of the $205 million comprised of (i) 2 million shares of common stock of the Company, (ii) a $30 million note of Acuity Brands Lighting, and (iii) approximately $130 million of cash. A cash payment of approximately $130 million was funded from available cash on hand and from borrowings under the Company’s Revolving Credit Facility. The $30 million unsecured promissory note is payable over three years. Sensor Switch, based in Wallingford, Connecticut, offers a wide-breadth of products and solutions that substantially reduce energy consumption including occupancy sensors, photocontrols, and distributed lighting control devices. Sensor Switch generated sales in excess of $37 million during its fiscal year ending October 31, 2008.
The operating results of Sensor Switch and LC&D have been included in the Company’s consolidated financial statements since their respective dates of acquisition.
Net Sales
Net sales decreased approximately 18% in 2009 compared with 2008 due primarily to lower shipments and unfavorable impact of foreign currency fluctuation, partially offset by revenues from recent acquisitions. The lower volume of product shipments was due primarily to continued decline in demand on the residential and non-residential construction markets, particularly for commercial and office buildings. The Company estimates shipment volumes declined by approximately 19% in fiscal 2009 compared with 2008, partially offset by an estimated 1% improvement in price and product mix. Additionally, unfavorable foreign currency rate fluctuations negatively impacted net sales in fiscal 2009 by slightly less than 2% compared with the prior year, which was largely offset by $26 million of net sales from acquisitions.
Gross Profit
Gross profit margin decreased by 200 basis points to 38.3% of net sales for fiscal 2009 from 40.3% reported for the prior-year period. Gross profit for fiscal 2009 decreased $180.7 million, or 22.2%, to $635.1 million compared with $815.8 million for the prior-year period. The decline in gross profit and gross profit margin was largely attributable to the decline in net sales noted above, increased cost for raw material and components, and unfavorable foreign currency fluctuations. The Company estimates raw material and component costs increased cost of goods sold by approximately $40 million compared with the year-ago period, with only a small portion of the increase recovered in higher prices. Savings from ongoing streamlining efforts, benefits from productivity improvements, and contributions from acquisitions helped to partially offset the negative impact of the aforementioned items on gross profit and gross profit margin.

Operating Profit
Selling, Distribution, and Administrative (“SD&A”) expenses for fiscal 2009 were $454.6 million compared with $540.1 million in the prior-year period, which represented a decrease of $85.5 million, or 15.8%. Approximately half of the decrease in SD&A expenses was due to lower commissions paid to the Company’s sales forces and agents and lower freight costs, which both typically vary directly with sales. Additionally, reduced incentive compensation and benefits from streamlining efforts contributed to lower fiscal 2009 SD&A expense. Partially offsetting these reductions was the additional SD&A expense related to the businesses acquired in fiscal 2009.
In fiscal 2009, gross profit less SD&A expenses was $180.5 million compared with $275.7 million in the prior-year period, which represents a decrease of $95.2 million, or 17.6%. The decrease was due to lower volume, increased raw material and component costs, and unfavorable foreign currency fluctuations, partially offset by savings from streamlining efforts, benefits from productivity improvements, and contributions from acquisitions. The Company believes this measure provides greater comparability and enhanced visibility into the improvements realized.
As part of the Company’s initiative to streamline and simplify operations, the Company recorded in fiscal 2009 and 2008 pre-tax charges of $26.7 million and $14.6 million, respectively, to reflect severance and related employee benefit costs associated with the elimination of certain positions worldwide and the costs associated with the early termination of certain leases. The fiscal 2009 charge included a non-cash expense of $1.6 million for the impairment of assets associated with the closing of a facility. The Company estimates that it realized $39 million ($28 million and $11 million from actions initiated in fiscal 2009 and 2008, respectively) in savings during fiscal 2009 compared with the prior year related to these actions.
Operating profit for fiscal 2009 was $153.8 million compared with $261.1 million reported for the prior-year period, a decrease of $107.3 million, or 41.1%. Operating profit margin decreased 360 basis points to 9.3% compared with 12.9% in the year-ago period. The decrease in operating profit in fiscal 2009 compared with the prior-year period was due primarily to the decrease in gross profit noted above and the $12.1 million incremental special charge related to streamlining efforts, partially offset by decreased SD&A expense as noted above.
Income from Continuing Operations before Provision for Taxes
Other expense consists primarily of interest expense, net, and miscellaneous income (or expense) resulting from changes in exchange rates on foreign currency items as well as other non-operating items. Interest expense, net, was $28.5 million and $28.4 million for fiscal 2009 and 2008, respectively. Fiscal 2009 interest expense, net reflects lower interest expense resulting from the maturity of the $160 million public notes that was more than offset by reduced interest income resulting from both lower cash balances and lower short-term interest rates. For fiscal 2009, the Company reported $2.1 million of other miscellaneous income compared with $2.1 million of other miscellaneous expense in the year-ago period. The $4.2 million favorable year-over-over change was due primarily to the impact of changes in exchange rates on foreign currency items.
Provision for Income Taxes and Income from Continuing Operations
The effective income tax rate reported by the Company was 33.1% and 35.5% for fiscal 2009 and 2008, respectively. The decrease in the annual tax rate was due primarily to the greater impact of tax credits and deductions on the lower earnings amount and the adverse effect on prior year’s effective tax rate related to the repatriation of foreign cash. Income from continuing operations for fiscal 2009 decreased $63.3 million to $85.3 million (including $16.8 million after-tax for the special charge) from $148.6 million (including $9.1 million after-tax for the special charge) reported for the prior-year period. The decrease in income from continuing operations was due primarily to the above noted decrease in operating profit, partially offset by lower tax expense.

Results from Discontinued Operations and Net Income
The loss from discontinued operations for fiscal 2009 was $0.3 million, a decrease of $0.1 million from the prior-year loss of $0.4 million. The loss in both periods relate to tax adjustments associated with pre-spin activities.
Net income for fiscal 2009 decreased $63.3 million to $85.0 million from $148.3 million reported for the prior-year period. The decrease in net income resulted primarily from the above noted decline in net sales.
     Fiscal 2008 Compared with Fiscal 2007
The following table sets forth information comparing the components of net income for the year ended August 31, 2008 with the year ended August 31, 2007:

	Years Ended
	August 31,		Increase		Percent
($ in millions, except per-share data)	2008	2007	(Decrease)		Change
Net Sales	$2,026.6	$1,964.8	$61.8		3.1%
Cost of Products Sold	1,210.8	1,220.5	(9.7)		(0.8)%

Gross Profit	815.8	744.3	71.5		9.6%

Percent of net sales	40.3%	37.9%	240	bp
Selling, Distribution, and Administrative Expenses	540.1	521.9	18.2		3.5%
Special Charge	14.6	—	14.6		100.0%

Operating Profit	261.1	222.4	38.7		17.4%

Percent of net sales	12.9%	11.3%	160	bp
Other Expense (Income)
Interest Expense, net	28.4	29.9	(1.5)		(5.0)%
Miscellaneous Expense (Income)	2.1	(1.6)	3.7		231.3%

Total Other Expense (Income)	30.5	28.3	2.2		7.8%

Income from Continuing Operations before Provision for Taxes	230.6	194.2	36.4		18.7%

Percent of net sales	11.4%	9.9%	150	bp
Provision for Taxes	81.9	65.5	16.4		25.0%

Effective tax rate	35.5%	33.7%
Income from Continuing Operations	148.6	128.7	19.9		15.5%
Income (Loss) from Discontinued Operations, net of tax	(0.4)	19.4	(19.8)		(102.1)%

Net Income	$148.3	$148.1	$0.2		0.1%

Diluted Earnings per Share from Continuing Operations	$3.51	$2.89	$0.62		21.5%
Diluted Earnings (Loss) per Share from Discontinued Operations	$(0.01)	$0.44	$(0.45)		(102.3)%

Diluted Earnings per Share	$3.50	$3.33	$0.17		5.1%

     Results from Continuing Operations
Net sales were $2,026.6 million for fiscal 2008 compared with $1,964.8 million reported in the prior-year period, an increase of $61.8 million, or 3.1%. For fiscal 2008, the Company reported income from continuing operations of $148.6 million (including a $9.1 million after-tax special charge for estimated costs the Company incurred to simplify and streamline its operations as a result of the Spin-off) compared with $128.7 million earned in fiscal 2007. Diluted earnings per share from continuing operations were $3.51 (including $0.21 loss related to the special charge) for fiscal 2008 as compared with $2.89 reported for fiscal 2007, an increase of 21.5%.
On July 17, 2007, Acuity Brands acquired substantially all of the assets and assumed certain liabilities of Mark Architectural Lighting. Located in Edison, New Jersey, Mark Architectural Lighting is a specification-oriented manufacturer of high-quality lighting products which generated fiscal 2006 sales of over $22 million. The acquisition provides the Company a stronger presence in the Northeast, particularly the New York City metropolitan area, and is a complement to the Center for Light+Space, the Company’s sales and marketing office in New York City. The operating results of Mark Architectural Lighting have been included in the Company’s consolidated financial statements since the date of acquisition.
     Net Sales
The 3.1% increase in net sales was due primarily to an enhanced mix of products sold and improved pricing. The Company’s sales and profitability continued to benefit from a disciplined approach to pricing and a richer mix of new and innovative products sold at higher per unit sales prices that offer customers greater benefits and features, such as more energy efficiency and an improved lighting experience. The Company estimated that greater shipments of products both for new construction and relighting of existing non-residential buildings, excluding large retailers, increased by approximately 2% in fiscal 2008 compared with 2007, partially offset by an approximately 3% decline in volume resulting from weakness in the residential market and reduced new store openings by certain large retailers. The Mark Architectural Lighting acquisition contributed approximately $18.0 million to fiscal 2008 net sales. Additionally, favorable foreign currency rate fluctuations added approximately $19.1 million to the increase in net sales in fiscal 2008.
     Gross Profit
Gross profit margins increased 240 basis points to 40.3% of net sales for fiscal 2008 from 37.9% reported for the prior-year period. Gross profit increased $71.5 million, or 9.6%, to $815.8 million for fiscal 2008 compared with $744.3 million for the prior-year period. The improvement in gross profit and gross profit margin was largely attributable to improved pricing and a greater mix of higher-margin products sold. In addition, benefits from the contribution of Mark Architectural Lighting and programs to improve productivity and quality contributed to the increased profitability. These gains offset increases in costs for raw materials, components, and freight, as well as increases associated with employee wages and related benefits and freight costs.
     Operating Profit
Selling, Distribution, and Administrative (“SD&A”) expenses were $540.1 million for fiscal 2008 compared with $521.9 million in the prior-year period, which represented an increase of $18.2 million, or 3.5%. Approximately half of the increase in SD&A expenses was due to higher commissions paid to the Company’s sales forces and agents, which typically vary directly with sales. Additionally, fiscal 2007 was favorably impacted by a $6.6 million pre-tax gain (net of related legal costs) resulting from a settlement for a commercial dispute involving reimbursement of warranty and product liability costs associated with a product line purchased from a third party in fiscal 2002. The balance of the increase in SD&A expenses was due primarily to an increase in the Company’s investment in product marketing and development activities and the impact from fluctuations in foreign currency exchange rates partially offset by lower expenses for the Company’s other general and administrative costs due to cost containment programs. Merit based and inflationary wage increases were fully offset by benefits from the actions taken during fiscal 2008 to streamline and simplify operations.

Gross profit less SD&A expenses was $275.7 million in fiscal 2008 compared with $222.4 million in the prior-year period, which represented an increase of $53.3 million, or 24.0%. The increase was due to gross profit improvements partially offset by increased SD&A expenses as noted above. The Company believes this measure provides greater comparability and enhanced visibility into the improvements realized.
As part of the Company’s initiative to streamline and simplify operations, largely in connection with actions related to the Spin-off, the Company recorded in fiscal 2008 a pre-tax charge of $14.6 million to reflect severance and related employee benefit costs associated with the elimination of certain positions worldwide and the costs associated with the early termination of certain leases. The Company estimates that it realized $11 million in savings during fiscal 2008 related to these actions.
Operating profit for fiscal 2008 was $261.1 million compared with $222.4 million reported for the prior-year period, an increase of $38.7 million, or 17.4%. Operating profit margin increased 160 basis points to 12.9% compared with 11.3% in the year-ago period. The improvement in operating profit in fiscal 2008 compared with the prior-year period was due primarily to the increased gross profit noted above, partially offset by the $14.6 million special charge and the $6.6 million favorable commercial dispute settlement in the prior-year period.
     Income from Continuing Operations before Provision for Taxes
Other expense consists primarily of interest expense, net, and miscellaneous expense (or income) resulting from changes in exchange rates on foreign currency items as well as other non-operating items. Interest expense, net, was $28.4 million and $29.9 million for fiscal 2008 and 2007, respectively. Interest expense, net, decreased 5.0% in fiscal 2008 compared with fiscal 2007 due primarily to greater interest income earned on higher invested cash balances, partially offset by lower short-term interest rates. The fluctuation in miscellaneous expense (income) was due primarily to the impact of exchange rates on foreign currency items.
     Provision for Income Taxes and Income from Continuing Operations
The effective income tax rate reported by the Company was 35.5% and 33.7% for fiscal 2008 and 2007, respectively. The current period tax rate was adversely affected by taxes related to the repatriation of foreign cash and increased income in jurisdictions with higher tax rates.
Income from continuing operations for fiscal 2008 increased $19.9 million to $148.6 million (including $9.1 million after-tax for the special charge) from $128.7 million reported for the prior-year period. The increase in income from continuing operations resulted primarily from the above noted increase in operating profit, partially offset by higher tax expense.
Results from Discontinued Operations and Net Income
The loss from discontinued operations for fiscal 2008 was $0.4 million, a decrease of $19.8 million from the prior-year period income of $19.4 million. The decrease was due primarily to the contribution of only two months of operating results in fiscal 2008 rather than a full year in fiscal 2007. In addition, discontinued operations were negatively impacted by approximately $5.5 million in costs related to the Spin-off during the first quarter of fiscal 2008. These non-tax deductible costs consist primarily of legal, accounting, financial, and other professional fees incurred in connection with the Spin-off.
Net income for fiscal 2008 increased $0.2 million to $148.3 million from $148.1 million reported for the prior-year period. The increase in net income resulted primarily from the above noted increase in income from continuing operations, partially offset by the results from discontinued operations.

Outlook
The performance of Acuity Brands, like most companies, is influenced by a multitude of factors such as the health of the economy, including employment, credit availability, and consumer confidence. During the Company’s fiscal 2009, major economies and financial markets throughout the world experienced unprecedented volatility, creating uncertainty both for consumers and businesses. As a result, construction activity in the U.S., both non-residential and residential, declined significantly during fiscal 2009. The vitality of the Company’s business is determined by underlying economic factors such as employment levels, credit availability, consumer demand, commodity costs, and government policy, particularly as it impacts capital formation and risk taking by businesses and commercial developers. As such, it is difficult at this time to precisely forecast the direction or intensity of future economic activity in general and more specifically with respect to overall construction demand. Key indicators continue to signal declines for North American non-residential construction activity. Accordingly, management’s expectation is that in 2010 the percentage decline in the overall markets it serves will be in the mid-teens. The Company’s backlog at the end of the fiscal 2009 was down 23 percent compared to the prior year.
While prices for components and commodities, particularly for steel and petroleum, declined from their record highs in the summer and fall of 2008, volatility in pricing for these products could once again occur and possibly place pressure on the Company’s margins. Management believes that competitive forces in the current market environment will not allow the Company to pass along more than commodity cost increases or to significantly retain current pricing on commodity-sensitive products should those specific commodity costs sharply decline. Although management believes pricing is likely to become more competitive in certain channels and geographies, the negative impact is expected to be offset through productivity improvements and lower material, component, and freight costs.
During fiscal 2010, the Company expects to realize approximately $50 million of annualized benefits from the streamlining actions taken in fiscal 2009 of which approximately $28 million of benefits were realized during fiscal 2009. These actions related to the consolidation of certain manufacturing operations and a reduction in workforce. The Company initiated such actions in an effort to continue to redeploy and invest resources in other areas where the Company believes it can create greater value for all stakeholders and accelerate profitable growth opportunities, including a continued focus on industry-leading product innovation incorporating sustainable design, relighting, and customer connectivity.
In addition to the recent acquisitions which significantly increased the Company’s presence in the fast-growing lighting controls market, management believes the execution of the Company’s strategies to accelerate investments in innovative and energy-efficient products, enhance services to its customers, and expand market presence in key sectors such as home centers and the renovation and relight market will provide growth opportunities, which should enable the Company to outperform the overall markets it serves. Additionally, management believes these actions and investments will position the Company to meet or exceed its long-term financial goals.
The Company expects cash flow from operations to remain strong in 2010 and intends to invest approximately $35 million in capital expenditures during the year. Also, the Company estimates the annual tax rate to approximate 35% for 2010.
Although fiscal 2010 results are expected to be negatively impacted by current economic conditions, management remains very positive about the long-term potential of the Company and its ability to outperform the market. Management continues to position the Company to optimize short-term performance while investing in and deploying resources to further the Company’s long-term profitable growth opportunities. Looking beyond the current environment, management believes the lighting and lighting-related industry will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront, and that the Company is well-positioned to fully participate in this growing industry.

Accounting Standards Yet to Be Adopted
In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting (“SFAS”) No. 141 (revised 2007), Business Combinations (“SFAS No. 141R”). SFAS No. 141R changes accounting for business combinations through a requirement to recognize 100% of the fair values of assets acquired, liabilities assumed, and noncontrolling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity. Other requirements include capitalization of acquired in-process research and development assets, expensing, as incurred, acquisition-related transaction costs and capitalizing restructuring charges as part of the acquisition only if requirements of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, are met. SFAS No. 141R is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and is therefore effective for the Company beginning in fiscal 2010. The implementation of this guidance will affect the Company’s results of operations and financial position after its effective date only to the extent it completes applicable business combinations subsequent to the effective date, and therefore, the impact cannot be determined at this time.
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 establishes the economic entity concept of consolidated financial statements, stating that holders of a residual economic interest in an entity have an equity interest in the entity, even if the residual interest is related to only a portion of the entity. Therefore, SFAS No. 160 requires a noncontrolling interest to be presented as a separate component of equity. SFAS No. 160 also states that once control is obtained, a change in control that does not result in a loss of control should be accounted for as an equity transaction. The statement requires that a change resulting in a loss of control and deconsolidation is a significant event triggering gain or loss recognition and the establishment of a new fair value basis in any remaining ownership interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and is therefore effective for the Company beginning in fiscal 2010. The Company does not expect the adoption of SFAS No. 160 to have a material impact on its results of operations and financial position.
In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162 (“SFAS No. 168”), which confirms that as of July 1, 2009, the FASB Accounting Standards Codification TM (“Codification”) is the single official source of authoritative, nongovernmental U.S. generally accepted accounting principles (“U.S. GAAP”). All existing accounting standard documents are superseded, and all other accounting literature not included in the Codification is considered nonauthoritative. SFAS No. 168 is effective for interim and annual periods ending after September 15, 2009 and is therefore effective for the Company at the conclusion of the first quarter of 2010. While the Codification is not intended to change U.S. GAAP and, thus, not expected to have an effect on the Company’s financial condition, results of operations, or cash flows upon adoption, the Company is reviewing disclosures due to changes in references to U.S. GAAP literature.

Accounting Standards Adopted in Fiscal 2009
In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”), which establishes: the period after the balance sheet date during which an entity should evaluate events or transactions for potential recognition or disclosure in the financial statements; the circumstances under which an entity should recognize such events or transactions in its financial statements; and disclosures regarding such events or transactions and the date through which an entity has evaluated subsequent events.
The provisions of SFAS No. 165 were effective for financial statements issued for interim and annual periods ending after June 15, 2009 and were adopted by the Company on August 31, 2009. The Company determined, however, that SFAS No. 165 did not have an effect on the Company’s financial condition, results of operations, or cash flows upon adoption, as its guidance is substantially consistent with that previously applied by the Company.
In April 2009, the FASB issued FSP FAS No. 107-1 and Accounting Principles Board Opinion (“APB”) No. 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS No. 107-1 and APB 28-1”), which requires that the fair value of financial instruments be disclosed in an entity’s interim financial statements, as well as in annual financial statements. The provisions of FSP FAS No. 107-1 and APB 28-1 also require that fair value information be presented with the related carrying value and that the method and significant assumptions used to estimate fair value, as well as changes in method and significant assumptions, be disclosed.
The provisions of FSP FAS No. 107-1 and APB 28-1 were effective for interim periods ending after June 15, 2009 and were adopted by the Company on August 31, 2009. As the pronouncement only pertains to additional disclosures, the adoption had no effect on the Company’s financial condition, results of operations, or cash flows.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits companies, at their election, to measure specified financial instruments and warranty and insurance contracts at fair value on a contract-by-contract basis, with changes in fair value recognized in earnings each reporting period. The election, called the “fair value option,” will enable some companies to reduce the volatility in reported earnings caused by measuring related assets and liabilities differently, and it is easier than using the complex hedge-accounting requirements in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, to achieve similar results. Subsequent changes in fair value for designated items will be required to be reported in earnings in the current period. SFAS No. 159 was effective for financial statements issued for fiscal years beginning after November 15, 2007 and was therefore effective for the Company beginning in fiscal 2009. The Company adopted SFAS No. 159 on September 1, 2008 and elected not to apply the fair value option, and therefore, the adoption did not have an impact on the Company’s results of operations or financial position.
In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS No. 158”). SFAS No. 158 requires an employer to: (a) recognize in its statement of financial position the funded status of a benefit plan; (b) measure defined benefit plan assets and obligations as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise but are not recognized as components of net periodic benefit costs pursuant to prior existing guidance. The provisions governing recognition of the funded status of a defined benefit plan and related disclosures became effective and were adopted by the Company at the end of fiscal 2007. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008, and was therefore effective for the Company in fiscal 2009. The change in measurement date to August 31 resulted in a reduction to retained earnings of approximately $0.5 million, net of tax.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 establishes a single authoritative definition of fair value, establishes a framework for measuring fair value, and expands disclosure requirements pertaining to fair value measurements. The provisions of SFAS No. 157 related to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring basis were effective for the Company on September 1, 2008. Other than the additional disclosures required, the adoption of these provisions of SFAS No. 157 did not have an impact on the Company’s consolidated financial statements. The provisions of SFAS No. 157 related to other nonfinancial assets and liabilities will be effective for the Company on September 1, 2009. The Company does not expect the adoption of these provisions to have a material impact on its results of operations and financial position.
Pronouncements Retrospectively Adopted
In June 2008, FASB issued FASB Staff Position (“FSP”) No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 was issued to clarify that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. FSP EITF 03-6-1 provided guidance on how to allocate earnings to participating securities and compute basic earnings per share (“EPS”) using the two-class method. The provisions of this standard were effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and were therefore adopted by the Company on September 1, 2009. The implementation of this guidance impacted the Company’s EPS calculation; thus, the EPS amounts for previously reported periods have been adjusted due to the retrospective adoption of this standard. The Company’s diluted EPS from continuing operations for the years ended August 31, 2009, 2008, and 2007, under this guidance are $2.01, $3.51, and $2.89, respectively, as compared to $2.04, $3.57, and $2.93 previously reported for these periods.
Critical Accounting Estimates
Management’s Discussion and Analysis of Financial Condition and Results of Operations addresses the financial condition and results of operations as reflected in the Company’s Consolidated Financial Statements, which have been prepared in accordance with U.S. GAAP. As discussed in Note 1 of the Notes to Consolidated Financial Statements, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expense during the reporting period. On an ongoing basis, management evaluates its estimates and judgments, including those related to inventory valuation; depreciation, amortization and the recoverability of long-lived assets, including goodwill and intangible assets; share-based compensation expense; medical, product warranty, and other reserves; litigation; and environmental matters. Management bases its estimates and judgments on its substantial historical experience and other relevant factors, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. Management discusses the development of accounting estimates with the Company’s Audit Committee. See Note 3: Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements for a summary of the accounting policies of Acuity Brands.
The management of Acuity Brands believes the following represent the Company’s critical accounting estimates:
     Inventories
Inventories include materials, direct labor, and related manufacturing overhead, and are stated at the lower of cost (on a first-in, first-out or average-cost basis) or market. Management reviews inventory quantities on hand and records a provision for excess or obsolete inventory primarily based on estimated future demand and current market conditions. A significant change in customer demand or market conditions could render certain inventory obsolete and thus could have a material adverse impact on the Company’s operating results in the period the change occurs.
     Goodwill and Indefinite Lived Intangible Assets
The Company reviews goodwill and indefinite lived intangible assets for impairment on an annual basis in the fiscal fourth quarter or on an interim basis if an event occurs or circumstances change that would more likely than not indicate that the fair value of the long-lived asset is below its carrying value. All other long-lived and intangible assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss for goodwill and indefinite lived intangibles would be recognized based on the difference between the carrying value of the asset and its estimated fair value, which would be determined based on either discounted future cash flows or other appropriate fair value methods. The evaluation of goodwill and indefinite lived intangibles for impairment requires management to use significant judgments and estimates in accordance with U.S. GAAP including, but not limited to, projected future net sales, operating results, and cash flow.
Although management currently believes that the estimates used in the evaluation of goodwill and indefinite lived intangibles are reasonable, differences between actual and expected net sales, operating results, and cash flow and/or changes in the discount rate or theoretical royalty rate could cause these assets to be deemed impaired. If this were to occur, the Company would be required to charge to earnings the write-down in value of such assets, which could have a material adverse effect on the Company’s results of operations and financial position, but not its cash flows from operations.
     Goodwill
The Company is comprised of one reporting unit with a goodwill balance of $510.6 million. In determining the fair value of the Company’s reporting unit, the Company uses a discounted cash flow analysis, which requires significant assumptions about discount rates as well as short and long-term growth (or decline) rates, in accordance with U.S. GAAP. The Company utilized an estimated discount rate of 10% as of June 1, 2009, based on the Capital Asset Pricing Model, which considers the updated risk-free interest rate, beta, market risk premium, and entity specific size premium. Short-term growth (or decline) rates are based on management’s forecasted financial results which consider key business drivers such as specific revenue growth initiatives, market share changes, growth (or decline) in non-residential and residential construction markets, and general economic factors such as credit availability and interest rates. The Company calculates the discounted cash flows using a 10-year period with a terminal value and compares this calculation to the discounted cash flows generated over a 40-year period to ensure reasonableness. The long-term growth rate used in determining terminal value is estimated at 3% for the Company and is primarily based on the Company’s understanding of projections for expected long-term growth in non-residential construction, the Company’s key market.
During fiscal 2009, the Company performed an evaluation of the fair value of goodwill. The analysis included downward adjustments to the Company’s revenue forecasts and related short-term growth rates compared to the prior year evaluation. The goodwill analysis did not result in an impairment charge as the estimated fair value of the reporting unit continues to exceed the carrying value by such a significant amount that any reasonably likely change in the assumptions used in the analysis, including revenue growth rates and the discount rate, would not cause the carrying value to exceed the estimated fair value for the reporting unit as determined under the step one goodwill impairment analysis.
     Indefinite Lived Intangible Assets
The Company’s indefinite lived intangible assets consist of five unamortized trade names with an aggregate carrying value of approximately $96.0 million. Management utilizes significant assumptions to estimate the fair value of these unamortized trade names using a fair value model based on discounted future cash flows in accordance with U.S. GAAP. Future cash flows associated with each of the Company’s unamortized trade names are calculated by applying a theoretical royalty rate a willing third party would pay for use of the particular trade name to estimated future net sales. The present value of the resulting after-tax cash flow is management’s current estimate of the fair value of the trade names. This fair value model requires management to make several significant assumptions, including estimated future net sales, the royalty rate, and the discount rate.
Future net sales and short-term growth (or decline) rates are estimated for each particular trade name based on management’s forecasted financial results which consider key business drivers such as specific revenue growth initiatives, market share changes, expected growth (or decline) in non-residential and residential construction markets, and general economic factors such as credit availability and interest rates. The long-term growth rate used in determining terminal value is estimated at 3% for the Company and is primarily based on the Company’s understanding of projections for expected long-term growth in non-residential construction, the Company’s key market. The theoretical royalty rate is estimated using a factor of operating profit margins and management’s assumptions regarding the amount a willing third party would pay to use the particular trade name. Differences between expected and actual results can result in significantly different valuations. If future operating results are unfavorable compared with forecasted amounts, the Company may be required to reduce the theoretical royalty rate used in the fair value model. A reduction in the theoretical royalty rate would result in lower expected future after-tax cash flow in the valuation model. As with goodwill noted above, the Company utilized an estimated discount rate of 10% as of June 1, 2009, based on the Capital Asset Pricing Model, which considers the updated risk-free interest rate, beta, market risk premium, and entity specific size premium. All of these assumptions are subject to change based on unforeseen factors by management due to the inherent uncertainty of the global economic and political environment at large.
During fiscal 2009, the Company performed an evaluation of the fair value of its five unamortized trade names. The Company’s adjusted expected revenues are based on recent lighting market growth or decline estimates for fiscal 2010 through 2014. The Company also included revenue growth estimates based on current initiatives expected to help the Company improve performance. During fiscal 2009, estimated theoretical royalty rates ranged between 1% and 4%. The indefinite lived intangible asset analysis did not result in an impairment charge as the fair values exceeded the carrying values by a significant amount except for the Mark Lighting trade name which has a fair value that exceeds its $8.6 million carrying value by approximately 28%. The estimated fair values of the indefinite lived intangible assets, other than the Mark Lighting trade name, exceed the carrying values by such a significant amount that any reasonably likely change in the assumptions used in the analyses, including revenue growth rates and the discount rate, would not cause the carrying values to exceed the estimated fair values as determined by the fair value analyses. The Company determined that any estimated potential impairment related to the Mark Lighting trade name based on reasonably likely changes in the assumptions would not be material to the Company’s financial results, trend of earnings, or financial position.
     Self-Insurance
The Company self-insures, up to certain limits, traditional risks including workers’ compensation, comprehensive general liability, and auto liability. The Company’s self-insured retention for each claim involving workers’ compensation, comprehensive general liability (including product liability claims), and auto liability is limited to $0.5 million per occurrence of such claims. A provision for claims under this self-insured program, based on the Company’s estimate of the aggregate liability for claims incurred, is revised and recorded annually. The estimate is derived from both internal and external sources including but not limited to the Company’s independent actuary. Acuity Brands is also self-insured up to certain limits for certain other insurable risks, primarily physical loss to property ($0.5 million per occurrence) and business interruptions resulting from such loss lasting three days or more in duration. Insurance coverage is maintained for catastrophic property and casualty exposures as well as those risks required to be insured by law or contract. Acuity Brands is fully self-insured for certain other types of liabilities, including environmental, product recall, and patent infringement. The actuarial estimates calculated are subject to uncertainty from various sources, including, among others, changes in claim reporting patterns, claim settlement patterns, judicial decisions, legislation, and economic conditions. Although Acuity Brands believes that the actuarial estimates are reasonable, significant differences related to the items noted above could materially affect the Company’s self-insurance obligations, future expense and cash flow.
The Company is also self-insured for the majority of its medical benefit plans with individual claims limited to $300,000. The Company estimates its aggregate liability for claims incurred by applying a lag factor to the Company’s historical claims and administrative cost experience. The appropriateness of the Company’s lag factor is evaluated and revised, if necessary, annually. Although management believes that the current estimates are reasonable, significant differences related to claim reporting patterns, plan designs, legislation, and general economic conditions could materially affect the Company’s medical benefit plan liabilities, future expense and cash flow.

     Share-Based Compensation Expense
On September 1, 2005, Acuity Brands adopted SFAS No. 123(R), Share Based Payment (“SFAS No. 123(R)”), which requires compensation cost relating to share-based payment transactions be recognized in the financial statements based on the estimated fair value of the equity or liability instrument issued. Acuity Brands adopted SFAS No. 123(R) using the modified prospective method and applied it to the accounting for Acuity Brands’ stock options and restricted shares, and share units representing certain deferrals into the Director Deferred Compensation Plan or the Supplemental Deferred Savings Plan (both of which are discussed further in Note 7: Share Based Payments of Notes to Consolidated Financial Statements). Under the modified prospective method, share-based expense recognized after adoption includes: (a) share-based expense for all awards granted prior to, but not yet vested as of September 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and (b) share-based expense for all awards granted subsequent to September 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Acuity Brands recorded $13.0 million, $12.0 million, and $11.1 million of share-based expense in continuing operations for the years ended August 31, 2009, 2008, and 2007, respectively. Amounts recorded for share-based expense in discontinued operations were $2.2 million for the year ended August 31, 2007.
SFAS No. 123(R) does not specify a preference for a type of valuation model to be used when measuring fair value of share-based payments, and Acuity Brands continues to employ the Black-Scholes model in deriving the fair value estimates of such awards. SFAS No. 123(R) requires forfeitures of share-based awards to be estimated at time of grant and revised in subsequent periods if actual forfeitures differ from initial estimates. Therefore, expense related to share-based payments recognized in fiscal 2009, 2008 and 2007 has been reduced for estimated forfeitures. Acuity Brands’ assumptions used in the Black-Scholes model remain otherwise unaffected by the implementation of this pronouncement. As of August 31, 2009, there was $26.1 million of total unrecognized compensation cost related to unvested restricted stock. That cost is expected to be recognized over a weighted-average period of 2.6 years. As of August 31, 2009, there was $2.9 million of total unrecognized compensation cost related to unvested options. That cost is expected to be recognized over a weighted-average period of 1.7 years. Forfeitures are estimated based on historical experience. If factors change causing different assumptions to be made in future periods, compensation expense recorded pursuant to SFAS No. 123(R) may differ significantly from that recorded in the current period. See Notes 3 and 7 of Notes to Consolidated Financial Statements for more information regarding the assumptions used in estimating the fair value of stock options.
     Product Warranty and Recall Costs
The Company records an allowance for the estimated amount of future warranty costs when the related revenue is recognized, primarily based on historical experience of identified warranty claims. Excluding costs related to recalls due to faulty components provided by third parties, historical warranty costs have been within expectations. However, there can be no assurance that future warranty costs will not exceed historical amounts. If actual future warranty costs exceed historical amounts, additional allowances may be required, which could have a material adverse impact on the Company’s operating results and cash flow in future periods.
     Litigation
Acuity Brands recognizes expense for legal claims when payments associated with the claims become probable and can be reasonably estimated. Due to the difficulty in estimating costs of resolving legal claims, actual costs may be substantially higher or lower than the amounts reserved.

     Environmental Matters
The Company recognizes expense for known environmental claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual cost of resolving environmental issues may be higher or lower than that reserved primarily due to difficulty in estimating such costs and potential changes in the status of government regulations. The Company is self-insured for most environmental matters.
     Cautionary Statement Regarding Forward-Looking Information
This filing contains forward-looking statements, within the meaning of the federal securities laws. Statements made herein that may be considered forward-looking include statements incorporating terms such as “expects”, “believes”, “intends”, “anticipates” and similar terms that relate to future events, performance, or results of the Company. In addition, the Company, or the executive officers on the Company’s behalf, may from time to time make forward-looking statements in reports and other documents the Company files with the SEC or in connection with oral statements made to the press, potential investors or others. Forward-looking statements include, without limitation: (a) the Company’s projections regarding financial performance, liquidity, capital structure, capital expenditures, and dividends; (b) expectations about the impact of volatility and uncertainty in general economic conditions; (c) external forecasts projecting unit volume decline; (d) expectations about the impact of volatility and uncertainty in component and commodity costs and the Company’s ability to manage those costs as well as the Company’s response with pricing of its products; (e) the Company’s ability to execute and realize benefits from initiatives related to streamlining its operations, capitalizing on growth opportunities, expanding in key markets, enhancing service to the customer, and investing in product innovation; and (f) the Company’s ability to achieve its long-term financial goals and measures. You are cautioned not to place undue reliance on any forward looking statements, which speak only as of the date of this annual report. Except as required by law, the Company undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this annual report or to reflect the occurrence of unanticipated events. The Company’s forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of the Company and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. In addition, additional risks that could cause the Company’s actual results to differ materially from those expressed in the Company’s forward-looking statements are discussed in Part I, “Item 1a. Risk Factors” of this Annual Report on Form 10-K, and are specifically incorporated herein by reference.